News Release
July 28, 2020

Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: July 28, 2020

HELMERICH & PAYNE, INC. ANNOUNCES THIRD QUARTER RESULTS

•	Reported a net loss of $(0.43) per diluted share; including select items(1) of $(0.09) per diluted share

•	The Company realigned its financial reporting into three operating segments - North America Solutions, International Solutions and Offshore Gulf of Mexico

•
Quarterly North America Solutions operating gross margins(2) decreased $98 million to $102 million sequentially, as revenues decreased by $292 million to $254 million and expenses decreased by $194 million to $153 million

•	The Company took additional actions reducing its cost structure by an additional $25 million annually bringing total cost-savings to over $75 million on an annualized basis

•	Concurrent with its cost-saving measures the Company incurred a restructuring charge of $15 million

•	H&P continued its leadership position in drilling automation technology as customers have now drilled more than 300 wells and over 5 million feet utilizing AutoSlideSM

•	On June 3, 2020, Directors of the Company declared a quarterly cash dividend of $0.25 per share on August 31, 2020 to stockholders of record at the close of business August 17, 2020

•	The Company ended the quarter with $492 million in cash and short-term investments and no amounts drawn on its $750 million revolving credit facility creating over $1.2 billion in liquidity

Helmerich & Payne, Inc. (NYSE: HP) reported a net loss of $46 million or $(0.43) per diluted share from operating revenues of $317 million for the quarter ended June 30, 2020, compared to a net loss of $421 million, or $(3.88) per diluted share, on revenues of $634 million for the quarter ended March 31, 2020.  The net losses per diluted share for the third and second quarters of fiscal year 2020 include $(0.09) and $(3.96), respectively, of after-tax losses comprised of select items(1). For the third quarter of fiscal year 2020, select items(1) were comprised of:

•	$0.02 of after-tax gains pertaining to a non-cash fair market adjustment to our equity investment

•	$(0.11) of after-tax losses pertaining to restructuring charges

News Release
July 28, 2020

Net cash provided by operating activities was $214 million for the third quarter of fiscal year 2020 compared to $121 million for the second quarter of fiscal year 2020.

President and CEO John Lindsay commented, “The unprecedented decline in activity experienced during the quarter continues to reverberate throughout the industry and we expect that ramifications will be felt for several quarters to come. The health and safety of our employees and customers remains our top priority followed by maintaining our financial strength and flexibility. In response to the COVID-19 pandemic, H&P acted decisively to preserve operational and financial integrity, capitalizing on our strengths as we remain focused on addressing the challenges and opportunities within the energy sector.
"The current state of the industry pointedly underscores a necessity for change and is providing opportunities to accelerate strategic objectives aimed at how we approach adding value and how that value is perceived by our customers. Our customer centric approach has served the Company well for 100 years and is evolving to encompass the wider array of drilling and digital technology solutions H&P can deliver. This will change the narrative around the value proposition we offer to our customers. Rather than focusing on discrete products, like rigs or separate technology applications, we are focusing on packaging the total solution - combining people, rigs and technology to deliver the best possible well that accomplishes our customer's operational goals while reducing their financial risk. We believe these changes are required in order to improve not only the value delivery, but also to enhance the economic performance for our customers and H&P stakeholders.
"As we continue to evolve this business model, we are also aligning business segments to reflect the integration of our solution-based offering by combining our proprietary rig technology, touch of a button automation software, uniform FlexRig fleet and digital expertise into one unique industry offering. Accordingly, what historically had been referred to as the U.S. Land Operations and HP Technologies business segments have been combined to form the North America Solutions business segment.
"We will utilize this new segment to facilitate deployment of digital technologies and assimilate new performance-based commercial models into the industry. The utilization of rig automation software, such as AutoSlideSM, in combination with contracts based upon H&P's drilling performance and well quality, rather than a generic dayrate, provide a higher level of wellbore efficiency and value. Customer adoption of AutoSlide is progressing and it is now deployed on over one-third of our active rigs - more than during any previous quarter. Our number of performance-based contracts has held relatively steady despite record rig count declines and limited incremental contracting activity.
Senior Vice President and CFO Mark Smith also commented, "The Company continues to take actions to preserve its strong financial position. In addition to the previously announced measures, which included a reduction to the annual dividend of approximately $200 million, a reduction in planned fiscal 2020 capital spend of $95 million and a roughly $50 million reduction in fixed operational overhead, the Company took further steps to reduce its planned fiscal 2020 capital spend by another $40 million and its selling, general and administrative cost structure by $25 million on an annualized basis. The culmination of these cost-saving initiatives resulted in a $15 million restructuring charge during the quarter. We expect to see results from these efforts increase in our fiscal fourth quarter. While the vast majority of these reductions are related to the U.S., we are implementing similar cost-saving measures in our international locations as well, working through local jurisdictional regulations.
"More than a quarter has passed since the COVID-19 pandemic began, and we are still unable to reasonably estimate its duration or ascertain the full extent it will have on the industry in terms of timing or magnitude of a recovery. As a result, we cannot be certain of the ultimate impact on H&P's operations or financial position. In the meantime, the Company will continue to innovate and lead the way forward. Our solid economic footing remains intact with approximately $490 million in cash on hand and short-term investments and no amounts drawn on our $750 million revolving credit facility. During the quarter, H&P's already healthy financial position was bolstered by the anticipated unlock of working capital, which included a sizable reduction in our accounts receivable, and recognition of approximately $50 million in early contract termination revenue. We anticipate similar benefits in the coming quarters, although not to the same magnitude. Finally, it is worth reiterating, we have liquidity of over $1.2 billion and our debt-to-cap is 12%, with no maturities until 2025."
John Lindsay concluded, “The Company moved quickly and decisively making several strategic and impactful decisions that we believe will position us well for the future. We remain acutely aware of the constraints imposed by the current environment and because of our people, our drilling solutions' capabilities and solid financial footing, H&P is well positioned to address the challenges ahead."

News Release
July 28, 2020

Operating Segment Results for the Third Quarter of Fiscal Year 2020
North America Solutions:
This segment had an operating loss of $25 million compared to an operating loss of $343 million during the previous quarter. The prior quarter was adversely impacted by $407 million in asset impairment charges, while the current quarter operating loss was driven by the dramatic decline in rig activity due to significantly lower crude oil prices resulting from a global supply and demand imbalance caused by the pandemic.

Operating gross margins(2) declined by $97.6 million to $101.8 million as both revenues and expenses declined sequentially. Revenues during the quarter benefited from $50.2 million in early contract termination revenue and better than anticipated activity due to more favorable timing around the stacking of a number of rigs. A slight offset to some of these benefits was the increase in the number of rigs that became idle but contracted which carry lower revenues. Idle but contracted rigs also carry lower costs, which in addition to lower activity contributed to lower expense during the quarter. Expenses also benefited from internal costs savings initiatives that are having a more immediate and substantial impact than previously expected. Technology solutions operations were in-line with expectations.

International Solutions:
This segment had an operating loss of $9.5 million compared to an operating loss of $152.5 million during the previous quarter. The decrease in the operating loss was primarily attributable to impairments of drilling equipment that adversely impacted prior quarter results. Operating gross margins(2) declined to a negative $5.1 million from a positive $13.3 million in the previous quarter as there were fewer rigs operating during the quarter and a higher mix of lower margin rigs contracted. Additionally, this segment carried higher expenses relative to activity levels resulting from compliance with local jurisdictional requirements surrounding COVID-19. The Company continues to explore opportunities to mitigate these expenses, while maintaining strict adherence to local regulations. Current quarter results included a $3.2 million foreign currency loss related to our South American operations compared to an approximate $3.4 million foreign currency loss in the second quarter of fiscal year 2020.

Offshore Gulf of Mexico:
This segment had operating income of $3.0 million compared to an operating loss of $3.3 million during the previous quarter. Operating gross margins(2) increased to $8.5 million compared to $0.4 million in the prior quarter resulting from increased financial contribution from a rig that commenced drilling operations during the third quarter and the absence of unfavorable expenses and unexpected downtime that adversely impacted the prior quarter. Segment operating income from management contracts on customer-owned platform rigs contributed approximately $1.7 million, compared to approximately $3.2 million during the prior quarter.

Operational Outlook for the Fourth Quarter of Fiscal Year 2020

North America Solutions:

•	We expect North America Solutions operating gross margins(2) to be between $38-$48 million, inclusive of approximately $12 million of contract early termination compensation

•	We expect to exit the quarter at between 58-63 contracted rigs, inclusive of approximately 10-15 contracted rigs generating revenue that could remain idle

International Solutions:

•	We expect International Solutions operating gross margins(2) to be between $(2)-$0 million, exclusive of any foreign exchange gains or loses

Offshore Gulf of Mexico:

•	We expect Offshore Gulf of Mexico rig operating gross margins(2) to be between $5-$7 million

•	Management contracts are also expected to generate approximately $2 million in operating income

News Release
July 28, 2020

Other Estimates for Fiscal Year 2020

•
Gross capital expenditures are now expected to be approximately $150 to $165 million. Asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are expected to total approximately $35 million in fiscal year 2020.

•	General and administrative expenses for fiscal year 2020 are expected to be less than $175 million, excluding any future one-time items

•	Depreciation is now expected to be approximately $475 million

COVID-19 Update

The COVID-19 pandemic continues to have a significant impact around the world and on our Company. After falling dramatically, crude oil prices and industry activity appear to have stabilized albeit at much lower levels. The environment in which we operate is still uncertain; however, from the onset of COVID-19's rapid spread across the U.S. in early March 2020, we moved quickly and took several actions to maintain the health and safety of H&P employees, customers and stakeholders and to preserve our financial strength. We discussed these actions in our press release dated, April 30, 2020 and in our quarterly report on Form-10Q for the period ended March 31, 2020 and will provide updates in our quarterly report on Form-10Q for the period ended June 30, 2020 when filed.

Select Items Included in Net Income per Diluted Share

Third quarter of fiscal year 2020 net loss of $(0.43) per diluted share included $(0.09) in after-tax losses comprised of the following:

•	$0.02 of non-cash after-tax gains related to fair market value adjustments to equity investments

•	$(0.11) of after-tax losses related to restructuring charges

Second quarter of fiscal year 2020 net loss of $(3.88) per diluted share included $(3.96) in after-tax losses comprised of the following:

•	$0.03 of after-tax gains related to the change in fair value of a contingent liability

•	$0.13 of after-tax benefits from the reversal of accrued compensation

•	$(0.09) of non-cash after-tax losses related to fair market value adjustments to equity investments

•	$(4.03) of non-cash after-tax losses related to the impairment of goodwill, less capable rigs and excess related equipment and inventory

 Conference Call

A conference call will be held on Wednesday, July 29, 2020 at 12:00 p.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Director of Investor Relations to discuss the Company’s third quarter fiscal year 2020 results. Dial-in information for the conference call is (800) 895-3361 for domestic callers or (785) 424-1062 for international callers.  The call access code is ‘Helmerich’.  You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.hpinc.com and accessing the corresponding link through the Investor Relations section by clicking on “INVESTORS” and then clicking on “Event Calendar” to find the event and the link to the webcast.

News Release
July 28, 2020

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. At June 30, 2020, H&P's fleet included 262 land rigs in the U.S., 32 international land rigs and eight offshore platform rigs. For more information, see H&P online at www.hpinc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, dividends, budgets, projected costs and plans and objectives of management for future operations, and the impact or duration of the COVID-19 pandemic and any subsequent recovery, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

We use our Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on our Investor Relations website at www.hpinc.com.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig and AutoSlide, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) See the corresponding section of this release for details regarding the select items. The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside of the Company's core business operations.
(2) Operating gross margin is defined as operating revenues less direct operating expenses.

Contact:  Dave Wilson, Director of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
July 28, 2020

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,
CONSOLIDATED STATEMENTS OF OPERATIONS	2020	2020	2019	2020	2019
Operating revenues
Contract drilling services	$314,405	$630,290	$684,788	$1,556,093	$2,139,798
Other	2,959	3,349	3,186	9,567	9,642
	317,364	633,639	687,974	1,565,660	2,149,440
Operating costs and expenses
Contract drilling services operating expenses, excluding depreciation and amortization	205,198	417,743	443,114	1,022,270	1,372,426
Other operating expenses	1,549	1,315	1,414	4,286	4,308
Depreciation and amortization	110,161	132,006	143,297	372,298	427,917
Research and development	3,638	6,214	7,066	16,730	21,347
Selling, general and administrative	43,108	41,978	46,590	134,894	144,604
Asset impairment charge	—	563,234	224,327	563,234	224,327
Restructuring charges	15,495	—	—	15,495	—
Gain on sale of assets	(4,201)	(10,310)	(9,960)	(18,790)	(27,050)
	374,948	1,152,180	855,848	2,110,417	2,167,879
Operating loss from continuing operations	(57,584)	(518,541)	(167,874)	(544,757)	(18,439)
Other income (expense)
Interest and dividend income	771	3,566	2,349	6,551	6,861
Interest expense	(6,125)	(6,095)	(6,257)	(18,320)	(17,145)
Gain (loss) on investment securities	2,267	(12,413)	(13,271)	(7,325)	(50,228)
Gain on sale of subsidiary	—	—	—	14,963	—
Other	(2,914)	(398)	(1,599)	(3,711)	(1,051)
	(6,001)	(15,340)	(18,778)	(7,842)	(61,563)
Loss from continuing operations before income taxes	(63,585)	(533,881)	(186,652)	(552,599)	(80,002)
Income tax benefit	(17,578)	(113,413)	(32,031)	(116,853)	(5,602)
Loss from continuing operations	(46,007)	(420,468)	(154,621)	(435,746)	(74,400)
Income from discontinued operations before income taxes	9,151	6,067	7,244	22,675	22,798
Income tax provision	8,743	6,139	7,306	22,463	23,231
Income (loss) from discontinued operations	408	(72)	(62)	212	(433)
Net loss	$(45,599)	$(420,540)	$(154,683)	$(435,534)	$(74,833)

Basic loss per common share:
Loss from continuing operations	$(0.43)	$(3.88)	$(1.42)	$(4.05)	$(0.71)
Loss from discontinued operations	$—	$—	$—	$—	$—
Net loss	$(0.43)	$(3.88)	$(1.42)	$(4.05)	$(0.71)

Diluted loss per common share:
Loss from continuing operations	$(0.43)	$(3.88)	$(1.42)	$(4.05)	$(0.71)
Loss from discontinued operations	$—	$—	$—	—	$—
Net loss	$(0.43)	$(3.88)	$(1.42)	$(4.05)	$(0.71)

Weighted average shares outstanding (in thousands):
Basic	107,439	108,557	109,425	108,185	109,324
Diluted	107,439	108,557	109,425	108,185	109,324

News Release
July 28, 2020

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	June 30,	September 30,
CONDENSED CONSOLIDATED BALANCE SHEETS	2020	2019
Assets
Cash and cash equivalents	$426,245	$347,943
Short-term investments	65,787	52,960
Other current assets	498,512	714,183
Total current assets	990,544	1,115,086
Investments	25,280	31,991
Property, plant and equipment, net	3,754,206	4,502,084
Other noncurrent assets	192,296	190,354
Total Assets	$4,962,326	$5,839,515

Liabilities and Shareholders' Equity
Current liabilities	$242,167	$410,238
Long-term debt, net	480,269	479,356
Other noncurrent liabilities	828,751	922,357
Noncurrent liabilities - discontinued operations	15,082	15,341
Total shareholders’ equity	3,396,057	4,012,223
Total Liabilities and Shareholders' Equity	$4,962,326	$5,839,515

News Release
July 28, 2020

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	Nine Months Ended June 30,
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	2020	2019
OPERATING ACTIVITIES:
Net loss	$(435,534)	$(74,833)
Adjustment for (income) loss from discontinued operations	(212)	433
Loss from continuing operations	(435,746)	(74,400)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	372,298	427,917
Asset impairment charge	563,234	224,327
Restructuring charges	3,536	—
Amortization of debt discount and debt issuance costs	1,358	1,176
Provision for bad debt	4,151	544
Stock-based compensation	32,059	25,467
Loss on investment securities	7,325	50,228
Gain on sale of assets	(18,790)	(27,050)
Gain on sale of subsidiary	(14,963)	—
Deferred income tax benefit	(122,366)	(25,503)
Other	(2,891)	5,356
Changes in assets and liabilities	57,086	51,365
Net cash provided by operating activities from continuing operations	446,291	659,427
Net cash used in operating activities from discontinued operations	(38)	(56)
Net cash provided by operating activities	446,253	659,371

INVESTING ACTIVITIES:
Capital expenditures	(120,960)	(403,570)
Purchase of short-term investments	(78,303)	(71,852)
Payment for acquisition of business, net of cash acquired	—	(2,781)
Proceeds from sale of short-term investments	66,033	68,015
Proceeds from sale of subsidiary	15,056	—
Proceeds from asset sales	31,200	36,227
Other	(50)	—
Net cash used in investing activities	(87,024)	(373,961)

FINANCING ACTIVITIES:
Dividends paid	(233,124)	(235,058)
Debt issuance costs paid	—	(3,912)
Proceeds from stock option exercises	4,100	2,901
Payments for employee taxes on net settlement of equity awards	(3,752)	(6,420)
Payment of contingent consideration from acquisition of business	(4,250)	—
Share repurchase	(28,504)	—
Other	(446)	—
Net cash used in financing activities	(265,976)	(242,489)
Net increase in cash and cash equivalents and restricted cash	93,253	42,921
Cash and cash equivalents and restricted cash, beginning of period	382,971	326,185
Cash and cash equivalents and restricted cash, end of period	$476,224	$369,106

News Release
July 28, 2020

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,
SEGMENT REPORTING (in thousands, except operating statistics)	2020	2020 (1)	2019 (1)	2020	2019 (1)
NORTH AMERICA SOLUTIONS OPERATIONS
Operating revenues	$254,434	$545,961	$600,831	$1,325,076	$1,867,253
Direct operating expenses	152,663	346,564	380,454	832,229	1,176,746
Research and development	3,459	5,663	4,966	15,871	19,247
Selling, general and administrative expense	13,533	12,519	16,654	42,798	50,361
Depreciation	102,699	117,334	128,864	336,098	383,477
Asset impairment charge	—	406,548	216,908	406,548	216,908
Restructuring charges	7,237	—	—	7,237	—
Segment operating income (loss)	$(25,157)	$(342,667)	$(147,015)	$(315,705)	$20,514

Revenue days	8,101	17,273	19,846	43,058	63,040
Average rig revenue per day	$27,975	$27,281	$26,627	$26,953	$26,152
Average rig expense per day	15,412	15,598	15,523	15,507	15,198
Average rig margin per day	$12,563	$11,683	$11,104	$11,446	$10,954
Rig utilization	32%	63%	62%	54%	66%

INTERNATIONAL SOLUTIONS OPERATIONS
Operating revenues	$22,477	$51,250	$46,283	$120,189	$163,378
Direct operating expenses	27,595	37,964	34,146	99,634	114,736
Selling, general and administrative expense	1,129	1,248	1,150	3,832	4,225
Depreciation	996	7,821	8,591	16,634	27,423
Asset impairment charge	—	156,686	7,419	156,686	7,419
Restructuring charges	2,297	—	—	2,297	—
Segment operating income (loss)	$(9,540)	$(152,469)	$(5,023)	$(158,894)	$9,575

Revenue days	988	1,547	1,510	4,154	4,828
Average rig revenue per day	$19,642	$31,706	$29,669	$27,281	$32,285
Average rig expense per day	21,589	20,922	21,650	20,919	21,261
Average rig margin per day	$(1,947)	$10,784	$8,019	$6,362	$11,024
Rig utilization	34%	53%	51%	48%	55%

OFFSHORE GULF OF MEXICO OPERATIONS
Operating revenues	$37,494	$33,079	$37,674	$110,828	$109,167
Direct operating expenses	28,967	32,648	28,869	91,660	82,158
Selling, general and administrative expense	1,248	908	1,145	3,293	2,719
Depreciation	3,004	2,842	2,582	8,591	7,512
Restructuring charges	1,262	—	—	1,262	—
Segment operating income (loss)	$3,013	$(3,319)	$5,078	$6,022	$16,778

Revenue days	455	457	546	1,462	1,611
Average rig revenue per day	$49,654	$42,098	$39,643	$45,105	$35,561
Average rig expense per day	34,702	48,117	27,222	37,348	26,276
Average rig margin per day	$14,952	$(6,019)	$12,421	$7,757	$9,285
Rig utilization	63%	63%	75%	67%	74%

(1)	Prior period information has been restated to reflect the transition of the H&P Technologies reportable segment to the North America Solutions reportable segment.
Note 1: Per revenue day metrics and segment operating income/loss are used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate. These measures highlight operating trends and aid analytical comparisons. However, per revenue day metrics and segment operating income/loss have limitations and should not be used as alternatives to revenues, expenses, or operating income/loss, which are performance measures determined in accordance with GAAP.
Note 2: Operating statistics exclude the effects of offshore platform management contracts and gains and losses from translation of foreign currency transactions and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin per day calculations. Additionally, expense per day and margin per day calculations do not include intercompany expenses.

News Release
July 28, 2020

Reimbursed amounts were as follows:

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2020	2020	2019	2020	2019
North America Solutions Operations	27,807	77,146	72,386	164,533	218,648
International Solutions Operations	3,079	2,209	1,483	6,875	7,506
Offshore Gulf of Mexico Operations	8,223	6,770	7,277	24,895	18,534

Segment reconciliation amounts were as follows:

	Three Months Ended June 30, 2020
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions	Other	Eliminations	Total
Operating revenue	$254,434	$37,494	$22,477	$2,959	$—	$317,364
Intersegment	—	—	—	10,384	(10,384)	—
Total operating revenue	$254,434	$37,494	$22,477	$13,343	$(10,384)	$317,364

Direct operating expenses	144,522	26,986	27,333	7,906	—	206,747
Intersegment	8,141	1,981	262	—	(10,384)	—
Total contract drilling services & other operating expenses	$152,663	$28,967	$27,595	$7,906	$(10,384)	$206,747

	Nine Months Ended June 30, 2020
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions	Other	Eliminations	Total
Operating revenue	$1,325,076	$110,828	$120,189	$9,567	$—	$1,565,660
Intersegment	—	—	—	28,927	(28,927)	—
Total operating revenue	$1,325,076	$110,828	$120,189	$38,494	$(28,927)	$1,565,660

Direct operating expenses	808,420	87,285	98,891	31,960	—	1,026,556
Intersegment	23,809	4,375	743	—	(28,927)	—
Total contract drilling services & other operating expenses	$832,229	$91,660	$99,634	$31,960	$(28,927)	$1,026,556

Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses, corporate restructuring charges, and corporate depreciation. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

News Release
July 28, 2020

The following table reconciles operating income (loss) per the information above to loss from continuing operations before income taxes as reported on the Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2020	2020 (1)	2019 (1)	2020	2019 (1)
Operating income (loss)
North America Solutions	$(25,157)	$(342,667)	$(147,015)	$(315,705)	$20,514
International Solutions	(9,540)	(152,469)	(5,023)	(158,894)	9,575
Offshore Gulf of Mexico	3,013	(3,319)	5,078	6,022	16,778
Other	4,389	376	(731)	3,704	1,988
Segment operating income (loss)	$(27,295)	$(498,079)	$(147,691)	$(464,873)	$48,855
Gain on sale of assets	4,201	10,310	9,960	18,790	27,050
Corporate selling, general and administrative costs, corporate depreciation and corporate restructuring charges	(34,490)	(30,772)	(30,143)	(98,674)	(94,344)
Operating loss	$(57,584)	$(518,541)	$(167,874)	$(544,757)	$(18,439)
Other income (expense):
Interest and dividend income	771	3,566	2,349	6,551	6,861
Interest expense	(6,125)	(6,095)	(6,257)	(18,320)	(17,145)
Gain (loss) on investment securities	2,267	(12,413)	(13,271)	(7,325)	(50,228)
Gain on sale of subsidiary	—	—	—	14,963	—
Other	(2,914)	(398)	(1,599)	(3,711)	(1,051)
Total unallocated amounts	(6,001)	(15,340)	(18,778)	(7,842)	(61,563)
Loss from continuing operations before income taxes	$(63,585)	$(533,881)	$(186,652)	$(552,599)	$(80,002)

(1)	Prior period information has been restated to reflect the transition of the H&P Technologies reportable segment to the North America Solutions reportable segment.

News Release
July 28, 2020

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	July 28,	June 30,	March 31,	Q3FY20
	2020*	2020*	2019	Average
U.S. Land Operations
Term Contract Rigs	51	53	90	66
Spot Contract Rigs	13	15	60	23
Total Contracted Rigs	64	68	150	89
Idle or Other Rigs	198	194	149	173
Total Marketable Fleet	262	262	299	262
(*) As of July 28, 2020 and June 30, 2020, the Company had 20 contracted rigs generating revenue that were idle.

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(**)
(Estimated Quarterly Average — as of 6/30/20)

	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Segment	FY20	FY21	FY21	FY21	FY21	FY22	FY22
U.S. Land Operations	50.1	45.5	37.9	31.8	27.5	17.3	13.1
International Land Operations	1.0	1.0	1.0	1.0	1.0	1.0	1.0
Offshore Operations	—	—	—	—	—	—	—
Total	51.1	46.5	38.9	32.8	28.5	18.3	14.1
(**) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

SELECT ITEMS(***)

	June 30, 2020
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net loss (GAAP basis)			$(45,599)	$(0.43)
Restructuring charges	$(15,495)	$(3,254)	$(12,241)	$(0.11)
Fair market adjustment to equity investments	$2,267	$652	$1,615	$0.02
Adjusted net loss			$(34,973)	$(0.34)

	March 31, 2020
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net loss (GAAP basis)			$(420,540)	$(3.88)
Impairment of goodwill, rigs and related equipment	$(563,234)	$(125,770)	$(437,464)	$(4.03)
Fair market adjustment to equity investments	$(12,413)	$(2,983)	$(9,430)	$(0.09)
Reversal of accrued compensation	$17,681	$4,038	$13,643	$0.13
Change in fair value of contingent liability	$3,600	$822	$2,778	$0.03
Adjusted net income			$9,933	$0.08
Note: Excluded from the select items above are revenues recognized due to early contract terminations in the amount (pretax) of $50.2 million and $10.3 million for the periods ended June 30, 2020 and March 31, 2020, respectively.
(***)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations. Previously reflected in the March 31, 2020 select items were early contract terminations, sales of used drilling equipment and abandonment and accelerated depreciation charges; however, we no longer classify these as select items.